Exhibit 4.7

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO

P.O. BOX 1734

ATLANTA, GA 30301

404-676-2121

April 14, 2023

PARAGUAY REFRESCOS S.A.

Ruta a Ñemby Km. 3,5, Barcequillo, San Lorenzo

Asunción

Sudan

Greetings:

Reference is made to the Bottler’s Agreement effective September 1, 2015, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and PARAGUAY REFRESCOS S.A. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory granted by the Company to the Bottler (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from March 1, 2023, the date of expiration thereof, to

March 1, 2028

Except as herein modified, said Bottler's Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on March 1, 2028, without the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,	Accepted:
THE COCA-COLA COMPANY	PARAGUAY REFRESCOS S.A.

By:	By:
Authorized Representative	Authorized Representative

Classified – Confidential